Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference on Form 10-K of our report dated March 31, 2023, relating to the consolidated financial statements which are incorporated in Hour Loop, Inc. appearing in the Annual Report on Form 10-K for the years ended December 31, 2022 and 2021.

/s/ TPS Thayer, LLC

Sugar Land, Texas

March 26, 2024